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                                                                    EXHIBIT 99.2

                                                  For more information, contact:
                                                                    Kristen Lark
                                                                    214.220.2484
                                                              klark@goodguys.com


               GOOD GUYS COMPLETES $9.36 MILLION PRIVATE PLACEMENT

         SAN FRANCISCO - August 22, 2000 - Good Guys (Nasdaq: GGUY), a leading specialty retailer of consumer entertainment electronics, today announced the completion of a private placement of $9.36 million of its common stock. Participants in the offering include every member of Good Guys' board of directors and key management personnel, including Chairman and CEO Ronald A. Unkefer and newly appointed President Kenneth R. Weller.

         The proceeds of the offering will be used to strengthen Good Guys' balance sheet and enhance the availability of exclusive, limited distribution consumer entertainment electronics products in advance of the holiday shopping season.

         "Good Guys is poised to enter the holiday shopping season stronger and healthier than we have been in years, and we want to ensure that we capitalize on every opportunity to make November and December as profitable as possible," said Unkefer. "This infusion of cash will augment our balance sheet while allowing us to quickly stockpile a unique selection of fully featured digital and high-tech products that is above and beyond the generous allocation already being offered by our major suppliers."

         Investors purchased 2,017,647 restricted shares of the company's common stock at $4.64 a share, the closing price of the company's common stock on the NASDAQ National Market at the time of purchase. The investors also received warrants exercisable for three years to purchase 1,008,822 additional common shares at the same price.

         "I firmly believe that Good Guys has the right strategy, right product mix and right senior management to emerge as one of the most profitable and well-respected consumer electronics retailers in the world," said Weller, who recently rejoined Good Guys as president after seven years as senior vice president of sales at Best Buy. "The
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confidence and commitment of the officers and directors demonstrated by this investment underscore my enthusiasm for returning to Good Guys to fortify the recent sales resurgence and maximize growth opportunities."

         With the completion of the offering, Good Guys has a total of 22,671,434 shares of common stock outstanding.

         Good Guys is a leading specialty retailer of consumer entertainment electronics, offering a distinctive selection of fully featured digital and high-tech products from more than 100 of the world's most respected manufacturers. Founded in 1973, Good Guys currently operates 79 stores in California, Nevada, Oregon and Washington. For more information, visit www.goodguys.com.

To the extent this news release contains forward-looking statements, such statements are subject to risks and uncertainties, including, but not limited to the successful implementation of the Company's current restructuring program, increases in promotional activities of competitors, changes in consumer buying attitudes, the presence or absence of new products or product features in the Company's merchandise categories, changes in vendor support for advertising and promotional programs, changes in the Company's merchandise sales mix, and economic conditions.


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